UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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CITY NATIONAL BANCSHARES CORPORATION

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CITY NATIONAL BANCSHARES CORPORATION
900 Broad Street
Newark, New Jersey 07102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Thursday, August 19, 2010

Notice is hereby given that the Annual Meeting of Stockholders of City National Bancshares Corporation (the "Corporation", “we” or “us”) will be held at City National Bank of New Jersey located at 900 Broad Street, Newark, New Jersey, on Thursday, August 19, 2010, at 6:00 p.m. for the following purposes:

1.	To elect two (2) directors for a term of three (3) years or until their successors are elected and qualified;

2.	To consider and vote upon a non-binding advisory proposal to approve our executive compensation programs and procedures; and

3.	To ratify the appointment of KPMG LLP as our registered independent public accountants for the fiscal year ending December 31, 2010.

Stockholders of record at the close of business on July 14, 2010 are entitled to notice of and to vote at the meeting.

Our Proxy Statement and its 2009 Annual Report to Stockholders accompany this Notice.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING.  IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.  ACCORDINGLY, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.  IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

By order of the Board of Directors

/s/ Lemar C. Whigham
Lemar C. Whigham
Secretary

Newark, New Jersey
July 20, 2010

CITY NATIONAL BANCSHARES CORPORATION
900 Broad Street
Newark, New Jersey 07102
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 19, 2010
Introduction
The enclosed proxy is solicited by and on behalf of the Board of Directors of City National Bancshares Corporation (the "Corporation", “we” or “us”) for use at the Annual Meeting of Stockholders to be held on Thursday, August 19, 2010, at 6:00 p.m., at City National Bank of New Jersey located at 900 Broad Street, Newark, New Jersey or at any adjournment thereof.

Voting and Revocability of Proxy
The enclosed proxy is for use at the meeting if you do not attend the meeting, or if you wish to vote your shares by proxy even if you attend the meeting.  You may revoke your proxy anytime before its exercise by (i) giving written notice to the Secretary of the Corporation, (ii) submitting a proxy having a later date, or (iii) appearing at the meeting and requesting to vote in person.  Where a choice or abstention is specified in the form of proxy with respect to a matter being voted upon, the shares represented by proxy will be voted in accordance with such specification.  If a proxy is signed but no specification is given, the shares will be voted for the director nominees named herein and in favor of the other proposal described below.

This Proxy Statement and the enclosed proxy and 2009 Annual Report to Stockholders are being first mailed to our stockholders on or about July 20, 2010.  We will bear the cost of preparing this Proxy Statement and of soliciting proxies in the enclosed form.  Proxies may be solicited by our employees, either personally, by letter or by telephone.  Such employees will not be specifically compensated for soliciting said proxies.

Only holders of record of our common stock at the close of business on July 14, 2010 (the "Record Date"), are entitled to notice of, and to vote at, the meeting.  At the close of business on the Record Date, there were outstanding and entitled to vote, 131,290 shares of common stock, each of which is entitled to one vote.  The presence in person or by proxy of a majority of the outstanding shares of common stock will constitute a quorum for the purposes of the meeting.

The proposals to approve the appointment of independent auditors are considered “discretionary” items.  This means that brokerage firms may vote in their discretion on such matters on behalf of clients who have not furnished voting instructions at least 10 days before the date of the annual meeting.  The non-binding advisory resolutions regarding the compensation of the Corporation’s executives are expected to also be considered discretionary items.  In contrast, the election of Directors is a “non-discretionary” item.  This means brokerage firms that have not received voting instructions from their clients on this proposal may not vote on it.

For purposes of counting votes, abstentions and broker non-votes (i.e., shares held by brokers that they can't vote because they haven't received voting instructions from their customers with respect to matters voted on) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for election of directors.  For purposes of determining the votes cast on any matter at the meeting, only "FOR" and "AGAINST" votes are included.

We bear the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to shareholders in connection with this solicitation.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to beneficial owners of our common stock.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes of approximately equal size.  Directors are elected for three-year terms on a staggered basis, so that the term of office of one class will expire each year at the annual meeting of stockholders when a successor is elected and qualified and terms of office of the other classes will continue  for additional periods of one and two years, respectively.

Voting Procedures
Directors are elected by a plurality of votes cast.  Shares cannot be voted for a greater number of persons than the number of nominees named herein.  Should any nominee be unavailable for election by reason of death or other unexpected occurrence, the enclosed proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the Board and the election of any substitute nominee.  PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES NAMED BELOW TO SERVE FOR THREE (3) YEAR TERMS EXPIRING AT THE 2013 ANNUAL MEETING OF STOCKHOLDERS.

Barbara Bell Coleman and Lemar C. Whigham, currently serving as directors of the Corporation, are being nominated by non-management directors to serve as directors with terms expiring at the 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

Information is presented below relating to the principal occupation, the business experience and the period during which each director has served on the Board of Directors of the Corporation and the Board of Directors of City National Bank of New Jersey (the "Bank").

The Board has nominated and recommends a vote “FOR” the election of the nominated slate of directors.

Name of Director	Age	Director Since	Term Ends	Principal Occupations During Past Five Years__________________________________________________

Barbara Bell Coleman	59	1995	2010	President, BBC Associates, L.L.C. (consulting services)
Eugene Giscombe	69	1991	2011	President, Giscombe Realty, LLC (real estate brokerage, leasing and management firm); President, 103 East 125th Street Corporation (real estate holding company)
Louis E. Prezeau	67	1989	2011	President and Chief Executive Officer, City National Bank of New Jersey and City National Bancshares Corporation
Lemar C. Whigham	66	1989	2010	President, L & W Enterprises (vending machine operations)
H. O’Neil Williams	63	2009	2012	Managing Partner, Mitchell & Titus, LLP (CPA Firm)

Barbara Bell Coleman is the President of BBC Associates, LLC, a consultant to corporate and not-for- profit entities.  Ms. Coleman currently serves as a corporate director of Horizon Blue Cross Blue Shield of New Jersey.   Prior to their sale, she was a corporate director of La Petite Academy, Caesars Entertainment and, until 2007, Hilton Hotels Inc.  With extensive service to and knowledge of not-for-profit entities in the Bank’s market area, coupled with her corporate board experience where she has honed her knowledge of and served on the Governance,  Executive Compensation and Global Diversity Committees of these entities, Ms. Coleman provides the Bank with valuable insights and business relationship opportunities.

Eugene Giscombe has been President of Giscombe Realty Group, LLC, a commercial real estate brokerage, leasing and management firm located in New York City since 1972, as well as President of 103 East 125th Street Corporation, a commercial real estate holding company also located in New York City since 1979.  Mr. Giscombe’s firm has provided real estate services to major banks and insurance companies for a period of 38 years.  Mr. Giscombe currently serves as a director of the YMCA of Greater New York, North General Hospital, Greater Harlem Nursing Home and formerly chaired the 125th Street Business Improvement District.   Mr. Giscombe has served on several committees of the Real Estate Board of New York Inc.  Mr. Giscombe’s extensive experience in commercial real estate in the Bank’s market area provides extensive insight into the management of the Bank’s commercial real estate loan portfolio. Mr. Giscombe is Chairman of our Board of Directors.

Louis E. Prezeau has been the President and Chief Executive Officer of the Corporation and the Bank, serving in those capacities since 1989.  He also serves on the boards of several boards of nonprofit organizations located in the Bank’s market area.  Mr. Prezeau's direct experience in managing the operations and employees of the Bank provides the Board of Directors with insight into its operations, and his position on the Board of Directors provides a clear and direct channel of communication from senior management to the full Board and alignment on corporate strategy.

Lemar C. Whigham has been President, owner and manager of L&W Enterprises since May 1992, a company that places vending machines in small businesses in Newark, New Jersey, where Mr. Whigham has significant community ties and where three of the Bank’s locations, including the main office, are located.  Mr. Whigham has also been a New Jersey licensed funeral director since 1967. This knowledge provides him with valuable insights, particularly into portfolio loans and customer relationships in the Newark area.  He is also the son of the founder of the Bank.

H. O’Neil Williams has been a managing partner with the CPA firm of Mitchell & Titus, a member firm of Ernst & Young Global Limited, since 1981.  He is a CPA and his extensive accounting background provides him with extensive insight into the financial aspects of the financial services industry.  Mr. Williams has been designated as our audit committee “financial expert.”

Executive Officers

Listed below is certain information concerning the current executive officers of the Corporation.

Name	Age	In Office Since	Office and Business Experience
Louis E. Prezeau	67	1989	President and Chief Executive Officer, City National Bancshares Corporation and City National Bank of New Jersey
Stanley Weeks	53	1994	Executive Vice President, City National Bank of New Jersey; 1984-1994, Vice President, First Fidelity Bank, N.A.
Edward R. Wright	64	1994
Senior Vice President and Chief Financial Officer, City National Bancshares Corporation and City National Bank of New Jersey; 1978-1994, Executive Vice President and Chief Financial Officer, Rock Financial Corporation

Raul Oseguera	44	1990	Senior Vice President, City National Bank of New Jersey, Vice President, City National Bank of New Jersey

CORPORATE GOVERNANCE

General
Our business affairs are managed under the direction of the Board of Directors.  Board members are kept informed of our business by participating in meetings of the Board and its committees and through discussions with corporate officers.  All members also served as members of our subsidiary bank, City National Bank of New Jersey, during 2009.  It is our policy that all directors attend the annual meeting, absent extenuating circumstances.  All members of the Board attended the 2009 annual meeting.

Meetings of the Board of Directors and Committees
During 2009, the Board of Directors held fifteen meetings.  A quorum was present at all meetings and no director attended fewer than 75% of the meetings held by the Board and the committees of which such director was a member.

All of our directors are also directors of the Bank.  Regular meetings of our and the Bank's Boards of Directors are held monthly.  Additional meetings are held when deemed necessary.  In addition to meeting as a group to review our business, certain members of the Board also serve on certain standing committees of the Bank's Board of Directors.  These committees, which are described below, serve similar functions for the Corporation.

Because of the relatively small size of our Board, there is no standing Nominating Committee or nominating committee charter.  The individual members of the entire Board, exclusive of interested directors, make the specific recommendations for Board nominees, including the director nominees herein. Qualifications for prospective directors are reviewed by the entire Board.  Mr. Prezeau would not be considered independent under relevant SEC and Nasdaq rules.

The Board has not formulated specific criteria for nominees, but it considers qualifications that include, but are not limited to, ability to serve, conflicts of interest, and other relevant factors. In consideration of the fiduciary requirements of a Board member, and our relationship and our subsidiaries’ relationship to the communities they serve, the Committee places emphasis on character, ethics, financial stability, business acumen, and community involvement among other criteria it may consider. In addition, as a bank holding company, we are regulated by the Federal Reserve Board (“FRB”) and the Bank, as a national banking association, is regulated by the Office of the Comptroller of the Currency (“OCC”). Directors and director-nominees are subject to various laws and regulations pertaining to bank holding companies and national banks, including a minimum stock ownership requirement.

The Board may consider recommendations from shareholders nominated in accordance with our bylaws by submitting such nominations to the President of the Corporation and the Bank, the Office of the Comptroller of the Currency and the Federal Reserve.  For additional information regarding the requirements for shareholder nominations of director nominees, see the Corporation’s by-laws, copies of which are available upon request. We have not paid a third party to assist in identifying, evaluating, or otherwise assisting in the nomination process.  The Board of Directors does not have a policy regarding diversity in identifying nominees for director.

The Audit and Examining Committee reviews significant auditing and accounting matters, the adequacy of the system of internal controls and examination reports of the internal auditor, regulatory agencies and independent public accountants.  Ms. Coleman and Messrs. Williams and Whigham currently serve as members of the Committee.  Douglas Anderson was a member of this committee until his resignation on June 29, 2009.  Mr. Williams serves as Chairperson of the Committee.  All directors on the Audit and Examining Committee are considered independent, including Mr. Anderson until his resignation, under SEC and Nasdaq rules applicable to audit committees.  Mr. Williams  is our audit committee financial expert.  The Committee met nine times during 2009.

The Audit and Examining Committee operates pursuant to a charter, which gives the Committee the authority and responsibility for the appointment, retention, compensation and oversight of the Corporation’s independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by our independent registered public accounting firm (See “Proposal 3—Appointment of Independent Registered Accounting Firm” elsewhere in this proxy statement).  The Audit and Examining Committee acts as an intermediary between the independent auditor and us and reviews the reports of the independent auditor.  A copy of the charter may be accessed on our website located at www.citynatbank.com by clicking on the “Security & Disclosures” link at the bottom of the web site.

The Loan and Discount Committee reviews all (a) loan policy changes, (b) requests for policy exceptions, and (c) loans approved by management.  Messrs. Giscombe, Prezeau, Williams, Whigham and Ms. Coleman currently serve as members of the Committee. Mr. Anderson was a member of this Committee in 2009 until his resignation.  Mr. Giscombe serves as Chairperson of this Committee.  The Committee met 13 times during 2009.

The Investment Committee reviews overall interest rate risk management and all investment policy changes, along with purchases and sales of investments.  Messrs. Giscombe, Prezeau, Williams and Whigham currently serve as members of this Committee. Mr. Anderson was a member of this Committee in 2009 until his resignation.  Mr. Prezeau serves as Chairperson of this Committee.  The Committee met four times during 2009.

The Personnel/Director and Management Review Committee oversees personnel matters and reviews director and executive officer compensation, and serves as the “Compensation Committee.”  Messrs. Giscombe (the Chairman of the Board of Directors), Prezeau (our Chief Executive Officer), Williams, Whigham and Ms. Coleman currently serve as members of the Committee.  Ms. Coleman serves as Chairperson of the Committee.  This Committee addresses issues related to attracting, retaining, and measuring employee performance. The Committee recommends to the Board of Directors the annual salary levels and any bonuses to be paid to all Corporation and Bank executive officers. The Committee also makes recommendations regarding other compensation related matters. The Committee has not delegated this authority. The Committee has not historically engaged consultants, although in January 2010 the Committee engaged the services of an independent executive compensation consultant, I.F.M. Group, Inc. to assist it in carrying out certain responsibilities with respect to executive compensation.  Such consultant has provided no other services.  The Committee does not have a charter although it will evaluate whether a charter will be useful in the conduct of its duties in future deliberations.  The executive officers do not play a role in the compensation process, except for the chief executive officer, Mr. Prezeau, who presents information regarding the other executive officers to the Committee for their consideration.  Mr. Prezeau is not present while the Committee deliberates on his compensation package or other matters relating to his performance.  All members of the Committee are independent under Nasdaq independence standards with the exception of Mr. Prezeau. The Committee met three times during 2009. See “Executive Compensation--Compensation Discussion and Analysis”  for more information regarding the role of this Committee.

The Marketing Committee oversees the Bank's marketing plan and strategies.  Ms. Coleman and Messrs. Giscombe, Prezeau and Whigham currently serve as members of the Committee.  Mr. Anderson was a member of this committee in 2009 until his resignation.  Ms. Coleman serves as Chairperson of the Committee.  The Committee held four meetings during 2009.

The Compliance Committee was formed as a result of the Formal Agreement, dated June 29, 2009 (the “Agreement”), between the OCC and the Bank, to oversee compliance with the terms of the Agreement.  All members of the Board of Directors serve on the Committee.  The Committee held eleven meetings during 2009.

Separation of Roles of Chairman and CEO
Mr. Giscombe serves as the Chairman of our Board of Directors and Mr. Prezeau serves as Chief Executive Officer.  We believe the separation of offices is beneficial because a separate chairman (i) can provide the Chief Executive Officer with guidance and feedback on his performance; (ii) provides a more effective channel for the Board of Directors to express its view on management; and (iii) allows the Chairman to focus on stockholder interest and corporate governance while the Chief Executive Officer manages our operations.

Board’s Role in Risk Assessment
The Board of Directors is actively involved in oversight of risks that could affect the Corporation and the Bank.  This oversight is conducted in part through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks.  The Board of Directors satisfies this responsibility through oral and written reports by each committee regarding its considerations and actions, as well as through oral and written reports directly from officers responsible for oversight of particular risks.  Further, the Board of Directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to the Corporation and the Bank.

Stockholder Communications to the Board
Stockholders and other interested parties may send written communications to the Board of Directors, an individual director or the non-management directors as a group by mailing them to the aforementioned individuals, c/o Assistant Secretary, City National Bank of New Jersey, 900 Broad Street, Newark, New Jersey, 07102.  The envelope containing such communication must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication” or similar statement that clearly and unmistakably indicates the communication is intended for the Board of Directors.  All communications will be forwarded to the appropriate party, unless the communication is a personal or similar grievance, an abusive or inappropriate communication or a communication not related to the duties or responsibilities of the aforementioned parties, in which case the Assistant Secretary has the authority to disregard the communication.

Code of Ethics and Conduct
The Corporation has adopted a Code of Ethics and Conduct which applies to all our officers and employees.  Interested parties may obtain a copy of such Code of Ethics and Conduct, without charge, by written request to the Corporation c/o Assistant Secretary, City National Bank of New Jersey, 900 Broad Street, Newark, New Jersey 07102.

DIRECTOR COMPENSATION

Each of our directors receives an annual retainer of $4,000 and a $600 fee for each board meeting attended except for the chairperson, who receives $700, and the secretary, who receives $650.  Committee chairpersons receive $350 for each meeting attended other than the chairperson of the Loan and Discount Committee who receives $400 per meeting.  Other committee members receive $300 for each meeting attended, except for Audit Committee members, who receive $400 for each meeting attended.  Directors are eligible to receive bonuses based on our overall earnings performance for the previous fiscal year as determined by our chief executive officer of the Corporation.

Director’s Retirement Plan
Effective January 1, 1997, we instituted a director retirement plan (“Director’s Retirement Plan”).  Under this plan, a director who attains the age of at least 65 and has completed five years of service on the Board, shall receive a lump sum benefit equal to 50% of the aggregate amount of the director's fees paid to such director during the then last full fiscal year of the Corporation (the "normal retirement benefit").  If the director ceases service on the Board prior to attaining the age of 65 but after completing at least five years of service on the Board, the director shall receive an annual benefit equal to the normal retirement benefit payable over the same period of time multiplied by a fraction the numerator of which is the director's years of service prior to termination of employment and the denominator of which is the years of service the director would have had the director remained employed until age 65.

Upon a change in control of the Corporation (which is defined in the director retirement plan as the acquisition by a non-affiliate of the Corporation of 30% or more of our outstanding common stock which is followed by (a) the termination of a director for any reason, or (b) the failure of such director to be elected, for whatever reason, for an immediately succeeding term upon the natural expiration of his/her term) followed by a termination of the director's status as a member of the Board for any reason or a failure for whatever reason for the director to be nominated and elected to an immediately succeeding term, the director shall receive a benefit equal to the present value (discounted at the rate of 4%) of a theoretical series of 120 monthly payments, with each payment equal to 1/12 of the normal retirement benefit without regard as to whether the director otherwise qualified for the normal retirement benefit.

If a director dies while in active service on the Board, the designated beneficiary of such director shall receive the greater of the normal retirement benefit accrued by us for such director as of the date of such director's death or the normal retirement benefit described above.

We may amend or terminate this plan at any time prior to termination of service by the director, provided that all benefits accrued by us as of the date of such termination or amendment shall be fully vested; and, provided further, that the plan may not be amended or terminated after a change in control (as defined) unless the director consents thereto.

Director Compensation Table
Annual compensation paid to directors in 2009 is presented in the table below for all directors other than Mr. Prezeau whose compensation is reflected in the Summary Compensation Table below (see “Executive Compensation—Executive Compensation Tables—Summary Compensation Table”).

Name	Fees Earned or Paid in Cash (1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (2)	All Other Compensation	Total
Douglas Anderson(3)	$16,050	$66,016	$0	$82,066
Barbara Bell Coleman	$25,450	$4,965	$0	$30,415
Eugene Giscombe*	$28,100	$1,957	$0	$30,057
Lemar C. Whigham	$28,200	$3,640	$0	$31,840
H. O’Neil Williams	$25,400	$0	$0	$25,400

*Chairman
(1)	Includes committee meeting fees, attendance fees and annual retainer fees.
(2)
Represents the change in the net present value of pension and director retirement plan benefits during 2009 under the Director’s Retirement Plan taking into account the age of each director, a present value factor, an interest discount factor and time remaining until retirement.

(3)
Douglas Anderson resigned from the Board of Directors on June 29, 2010.  Mr. Anderson’s change in pension value includes an additional expense accrual to provide for benefits due upon his early retirement.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The Board of Directors, through its Personnel/Director and Management Review Committee, is responsible for establishing and monitoring compensation levels.  The primary factors that affect compensation are our operating results, the individual’s job performance and peer group compensation comparisons.  The key components of executive compensation are base salary and annual bonuses, which are performance based, and retirement and welfare benefits, which are non-performance based.

Salary
The primary factors that affect executive officers’ compensation are the responsibilities of the position, the individual’s job performance, our operating results and peer group compensation comparisons.  Salary levels are reviewed annually and adjustments are made in the year following the year being reviewed.

Cash Bonus
Prior to our receipt of TARP funds, the President and CEO was eligible for a bonus.  See “—Prezeau Employment Agreement.”  As a recipient of TARP funds that have not been repaid, the Corporation may no longer pay a bonus to the President and CEO. Cash bonuses for other executive officers are based on their job performances, the performance of their particular areas of responsibility and the overall performance of the Corporation compared to budgeted projections.

Non-performance Based Compensation Elements
The Corporation maintains a supplemental employee retirement plan (the “SERP”) implemented by salary continuation agreements with all of our executive officers.  This provides benefits upon retirement, death and change of control.  This part of our compensation package encourages executives to remain employed by us for the long term.  See “Executive Compensation—Supplemental Executive Retirement Plan,” below.

TARP/CPP Executive Compensation Compliance and Restrictions
As part of our participation in the Capital Purchase Program ("CPP") of the Troubled Assets Relief Program ("TARP") and our  acceptance of a $9.439 million investment from the U.S. Treasury Department ("Treasury") in April 2009, we agreed to adhere to several restrictions relative to compensation for our five senior executive officers ("SEOs"), which include the executives listed in our Summary Compensation Table below during the time in which the Treasury holds any equity or debt securities of the Corporation acquired through the CPP. At the time of our acceptance into the CPP, the restrictions and requirements included:

•	A provision to recover any bonus or incentive compensation paid to an SEO that was based on financial statements deemed materially inaccurate;
•	A prohibition on any golden parachute payments to our SEOs;
•	A prohibition on receiving any tax gross-up from the Corporation or its subsidiaries;
•	A limitation on the deductibility of compensation to $500,000 (instead of $1,000,000), without exceptions for performance-based compensation; and
•	A requirement to ensure that our incentive compensation programs are structured to prevent SEOs from taking inappropriate risks that threaten the value of the institution.

At the time that we entered the CPP, our SEOs understood that these restrictions or requirements might change and waived any claim against the United States or the us and our subsidiaries for any changes to compensation or benefits that are required to comply with the regulations issued by the Treasury, as published in the Federal Register on October 20, 2008, notwithstanding the terms of his/her employment arrangements with the Corporation or its subsidiaries or other benefit plans, whether or not in writing.

In February 2009, TARP was amended by the American Recovery and Reinvestment Act of 2009 (the "ARRA"). Treasury issued final interim rules on June 15, 2009 to implement the ARRA standards. Such amendments further restrict our ability to pay executive compensation. Specifically, under such prohibitions, since we received less than $25 million of financial assistance, we are prohibited from paying or accruing any bonus, retention award, or incentive compensation to our most highly-compensated employee during the period that we have an outstanding obligation to the Treasury arising from the financial assistance provided under CPP. This restriction continues until repayment of the Treasury's investment. This restriction also does not apply to our issuance of restricted stock to our most highly-compensated employee so long as: (i) the restricted stock does not fully vest during the CPP obligation period; (ii) has a value no greater than one-third of the total amount of "annual compensation" of the executive receiving the restricted stock; and (iii) is subject to such other terms as the Treasury determines to be in the public interest.

In addition, the new legislation expands the prohibition against paying golden parachute payments by defining a golden parachute payment as any payment to an SEO or any of the next five most highly compensated employees for departure from the Corporation for any reason, except for payments for (a) services performed or benefits accrued, (b) death and disability and/or (c) qualified plans.  Accordingly, for as long as we participates in the CPP, our SEOs will not be entitled to any payments upon departure from us other than payments for (i) services performed or which were accrued at the time of departure, (ii) death and disability at the time of such death or disability, and/or (c) pursuant to qualified plans at the time of departure.   Regulatory guidance has not yet been issued on the restrictions set forth in the new legislation. Such guidance, when issued, may change the manner in which such restrictions are applied.  The Corporation believes this would restrict its ability to make change of control payments under the Director’s Retirement Plan (as defined below) with respect to executive officers that are also directors and the SERP.

Prezeau Compensation
Mr. Prezeau was party to an employment agreement with the Bank and the Corporation effective May 2006 (the “2006 Agreement”) which expired in May 2009.  The 2006 Agreement is described below (see “Prezeau Employment Agreement—May 2006-May 2009”) and provided, among other things, for bonus, change of control and severance benefits.  In April 2009, prior to the expiration of the 2006 Agreement in connection with our receipt of TARP funds, Mr. Prezeau was required to disclaim any rights to payment of a bonus as well as any severance or change of control benefits for as long as the TARP preferred stock is outstanding   (the “Prezeau TARP Waiver”).

Subsequent to the execution of the Prezeau TARP Waiver, Mr. Prezeau’s employment agreement expired.  Upon expiration of such agreement until May 18, 2010, the parties operated under the terms of the 2006 Agreement, as modified by such TARP requirements, while a new agreement was negotiated.  On May 18, 2010, the parties entered into a new employment agreement which is described below (see “Prezeau Employment Agreement—May 2010 to Present”). As a result, of this new agreement he is entitled to his base salary, his monthly automobile allowance, and post-employment health benefits for himself (for two years), or in the event of his death his family, for one year. Mr. Prezeau is also entitled to six weeks of annual leave.  The Corporation also makes contributions to a 401(k) plan for Mr. Prezeau and provides him with medical and dental benefits.  Mr. Prezeau also participates in the SERP, the Directors Retirement Plan and a “Rabbi Trust” arrangement.  See “Executive Compensation-Supplemental Employee Retirement Plan,” “Executive

Compensation--Director’s Compensation-Director’s Retirement Plan,” and “Prezeau Compensation--Prezeau Trust Agreement.”

Prezeau Employment Agreement—May 2006 to May 2009
Effective as of May 2006, the Bank and the Corporation renewed the 2006 Agreement with Mr. Prezeau to serve as the President and Chief Executive Officer of both entities.  The 2006 Agreement was for a term of three years.  Under the 2006 Agreement, Mr. Prezeau was entitled to an annual salary of $268,000, which may be increased from time to time at the discretion of the Board.  Mr. Prezeau also received a $1,000 per month car allowance.  Additionally, Mr. Prezeau was entitled to receive an annual performance bonus at least equal to:

➢	10% of the amount of earnings, as defined, of the Corporation for each year that exceed 10% but are less than 15% of the amount of our common stockholders' equity, plus;

➢	20% of the amount of earnings, as defined, of the Corporation for such year that exceeds 15% of the amount of our common stockholders' equity.

The performance bonus was to be paid in cash or our common stock, at the election of Mr. Prezeau.  Mr. Prezeau disclaimed any rights to a bonus or other incentive compensation pursuant to the Prezeau TARP Waiver.

The 2006 Agreement provided that upon the completion of his annual performance review, Mr. Prezeau may be granted shares of our common stock or option to purchase such stock at a price to be determined at the time the stock or option is granted.  The agreement further specified that in the event Mr. Prezeau was terminated without cause (“cause” was defined as breach of fiduciary duty involving personal honesty, commission of a felony or misdemeanor involving dishonesty of moral turpitude, commission of embezzlement or fraud against us or our affiliates, in each case which is material in amount or in an injury to us or our reputation, continuous or habitual alcohol or drug abuse, habitual unexcused absence or continuous gross negligence or willful disregard for his duties required under the 2006 Agreement), Mr. Prezeau shall receive in one lump sum in addition to all other amounts accrued and payable under this 2006 Agreement, an amount equal to two times his then applicable base salary plus an amount equal to his most recently earned performance bonus. Mr. Prezeau disclaimed any rights to such severance payments pursuant to the Prezeau TARP Waiver.

The 2006 Agreement also provided that if the Corporation and the Bank do not offer to renew the 2006 Agreement upon its termination under terms satisfactory to Mr. Prezeau, then Mr. Prezeau shall receive a lump sum amount equal to two times his then applicable base salary plus an amount equal to his most recently earned performance bonus.  Mr. Prezeau disclaimed any rights to such severance payments pursuant to the Prezeau TARP Waiver.

Under the 2006 Agreement, If Mr. Prezeau terminated his employment due to a “change in control” which is defined as a change of control that requires approval under the Change in Bank Control Act, 12 U.S.C. Section 1817(j), and which is not approved by our Board of Directors prior to such change in control), then Mr. Prezeau was entitled to receive a lump sum amount equal to two times his then applicable base salary plus an amount equal to his most recently earned performance bonus.   Mr. Prezeau disclaimed any rights to such change of control payments pursuant to the Prezeau TARP Waiver.

Upon death while employed, we were to continue health benefits for his family members for one year after death.

Upon termination of the employment agreement in circumstances other than the foregoing, Mr. Prezeau was entitled to receive accrued and unpaid salary, bonuses and other vested compensation and benefits thereunder as of such termination date.

Mr. Prezeau was also entitled to fringe, medical, health and life insurance benefits, including life insurance for an amount of up to three times his base salary then in effect and the use of an automobile.  Upon termination of such agreement, subject to certain exceptions, Mr. Prezeau was entitled to continue life and health coverage for a period of two (2) years.  Upon death while employed we must continue health benefits for his family members for one year after death.

Prezeau Employment Agreement—May 2009 to Present
On May 18, 2010, the Corporation and Bank entered into a new employment agreement with Mr. Prezeau (the “Agreement”) to serve as the President and Chief Executive Officer of both entities. The Agreement is for a term of one year and will automatically renew for successive one year terms unless six months notice is given prior to the expiration of the Agreement. Under the Agreement, Mr. Prezeau is entitled to an annual salary of $268,000, which may be increased annually at the discretion of the Board.

Upon termination of the Agreement with or without cause, or upon death or disability, Mr. Prezeau is entitled to receive accrued and unpaid salary and benefits thereunder as of such termination date. In addition, solely upon (a) death while employed, we must continue health benefits for Mr. Prezeau’s family members for one year after death, and (b) disability, we must provide long term disability benefits for Mr. Prezeau, including an additional long term disability policy providing a disability benefit of an amount equal to two-thirds of Mr. Prezeau’s annual base salary in effect at the time of disability.
Mr. Prezeau is also entitled to fringe, medical, health and life insurance benefits, including life insurance for an amount of up to three times his base salary then in effect and a $1,200 per month car allowance.

Prezeau Trust Agreement
In the past, Mr. Prezeau has deferred portions of his salary under a deferred compensation arrangement (often called a “rabbi trust arrangement”) set up by us. All deferrals of Mr. Prezeau's salary were deposited by us into a trust (the "Trust") established for Mr. Prezeau's benefit pursuant to an irrevocable trust agreement (the "Trust Agreement").  One of the  primary  assets held by the Trust is a $500,000 life insurance policy on the life of Mr. Prezeau.  In addition to contributing the deferred portions of Mr. Prezeau's salary into the Trust, each year through the end of 2012 the Corporation is required to make contributions to the Trust of $8,357 to help pay a portion of the premiums on the life insurance policy.  If Mr. Prezeau dies while he is still employed by us, the Corporation will receive $200,000 of the proceeds of the life insurance policy and Mr. Prezeau's estate would be entitled to the balance.  If Mr. Prezeau is not employed with the Corporation at the time of his death, then the Corporation does not receive any of the life insurance proceeds.  Except for our right to a portion of the proceeds in the event Mr. Prezeau dies while he is employed by us, Mr. Prezeau is the sole beneficiary of the trust and is entitled to all assets held in the Trust.   All other proceeds of the Trust are distributed to Mr. Prezeau after termination of his employment.  The assets of the trust are subject to the claims of general creditors of the Corporation.  In 2009, the Corporation contributed $6,694 to pay part of the premiums required to maintain the life insurance policy, as required under the Trust Agreement.

Messrs. Weeks, Wright and Oseguera
Other named executive officers are not parties to employment agreements with the Corporation.  Messrs.  Weeks, Wright and Oseguera receive annual salaries of $155,000, $131,500 and $111,500, and monthly automobile allowance of $400, $500 and $250, respectively.  The Corporation also makes 401(k) contributions on their behalf.  They also receive medical and dental  benefits and participate in the SERP.

Supplemental Employee Retirement Plan
Certain executive officers participate in the SERP.  Upon reaching normal retirement age of 65 while employed by us (“normal retirement”), executives will receive a lump sum payment based on an annual benefit equal to 40% of the annual base salary received by the executive during the last complete fiscal year of his or her service as an employee (the "normal retirement benefit") except in the case of Mr. Prezeau, who will receive 60%.  If the executive dies while in our active service, the beneficiary of the executive will receive an amount equal to the greater of that part of the normal retirement benefit accrued by us for the executive as of the date of the executive's death or the projected retirement benefit calculated based on the executive's age and other assumptions regarding increases in base salary.  This death benefit is payable to the beneficiary in equal monthly installments over 15 years.

If the executive's employment with us is terminated for any reason (other than death) between the age of 60 and 65 (“early retirement”), the executive shall receive the same benefit payable over the same period of time multiplied by a fraction the numerator of which is the executive's years of service prior to termination of employment and the denominator of which is the years of service the executive would have had if the executive's employment terminated when he was 65.

Upon a change in control of the Corporation (which is defined in the SERP as a change in the ownership or effective control of the Corporation, as defined in Internal Revenue Code Section 409A) followed at any time during the succeeding 12 months by a cessation in the executive's employment for reasons other than death, disability or retirement, the executive shall receive (the “change of control benefit”) a lump sum payment equal to the present value of the stream of payments the executive would have received had he qualified for the normal retirement benefit.

If an executive’s employment with us is terminated for cause (as defined in the SERP) an executive is not entitled to any benefit under the SERP.

Under the SERP, an executive will receive only one of the normal retirement benefit, the early retirement benefit or the change of control benefit.

Under TARP, certain payments (that relate to unvested benefits to be received such as a result of a change of control) under the SERP are prohibited, see “Executive Compensation--TARP/CPP Executive Compensation Compliance and

Restrictions” above.  Messrs. Prezeau, Wright, Weeks and Oseguera have waived any rights to prohibited payments under TARP.

Other Benefits
Executive officers are eligible to participate (as are all officers and employees who meet service requirements under the several plans) in other components of the benefit package described below.

➢	401(k) plan;
➢	Medical and dental health insurance plans; and
➢	Life insurance plans.

Executive Compensation Tables
Summary Compensation Table

The following table summarizes compensation in 2009 for services to the Corporation and the Bank paid to the Chief Executive Officer, Chief Financial Officer and to the only other two executive officers of the Corporation whose compensation exceeded $100,000.

Name and Principal Position	Year	Salary	Bonus	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation		Total
Louis E. Prezeau President and Chief Executive Officer, City National Bancshares Corporation and City National Bank of New Jersey	2007 2008 2009	$268,000 $268,000 $268,000	$82,500 $52,500 $ 0	$263,304(6) $122,577(6) $44,247(6)	$47,422 $40,065 $42,404	(2) (2) (2)	$661,226 $483,142 $354,651
Stanley M. Weeks Executive Vice President and Chief Credit Officer, City National Bank of New Jersey	2007 2008 2009	$150,000 $155,000 $155,000	$20,000 $19,100 $ 0	$17,963(1) $21,652(1) $24,094(1)	$8,550 $8,674 $8,675	(3) (3) (3)	$196,513 $204,426 $187,769
Edward R. Wright Senior Vice President and Chief Financial Officer, City National Bancshares Corporation and City National Bank of New Jersey	2007 2008 2009	$126,500 $131,500 $131,500	$15,030 $15,630 $ 0	$48,191(1) $56,912(1) $68,928(1)	$9,795 $9,464 $9,944	(4) (4) (4)	$199,516 $213,506 $210,372
Raul Oseguera Senior Vice President, City National of Bank New Jersey	2007 2008 2009	$105,000 $111,500 $111,500	$10,560 $17,230 $ 0	$19,521(1) $20,828(1) $22,609(1)	$6,091 $6,875 $6,345	(5) (5) (5)	$141,172 $156,433 $140,454

(1)
Represents the change in the net present value of benefits during 2009 from the taking into consideration each executive’s age, an interest rate discount factor and their remaining time until retirement (“Change in Pension Value”) with respect to the SERP.

(2)
Includes payments made under our profit sharing plan of $8,040, $7,777 and $8,040 in 2007, 2008 and 2009, respectively.  Also includes $11,088, $11,088 and $10,164 in 2007, 2008, and 2009, respectively, representing Mr. Prezeau’s use of a Bank-leased automobile in such years.   Includes Director Fees Paid in cash of $18,400, $18,000, and $24,200 in 2007, 2008 and 2009, respectively. Also includes contributions to a trust created pursuant to a Trust Agreement (see section above titled “Prezeau Trust Agreement”) of $9,894, $3,200 and $6,694 in 2007, 2008 and 2009, respectively, to reimburse the trust for payment of life insurance premiums on the life of Mr. Prezeau.

(3)
Includes payments made under our profit sharing plan of $3,750, $3,874 and $3,875 in 2007, 2008 and 2009, respectively, and automobile allowance payments of $4,800, $4,800 and $4,800, in 2007, 2008 and 2009, respectively.

(4)	Includes payments made under our profit sharing plan of $3,795, $3,464 and $3,944, respectively, and automobile allowance payments of $6,000, $6,000 and $6,000, respectively.
(5)	Includes payments made under our profit sharing plan of $3,091, $3,875 and $3,345, respectively, and automobile allowance payments of $3,000, $3,000 and $3,000, respectively.
(6)
Includes Changes in Pension Value of $11,980, $4,089 and $1,716, in 2007, 2008 and 2009, respectively, from the Director’s Retirement Plan, Changes in Pension Value of  $763,304, $118,488 and $24,471 in 2007, 2008 and 2009, respectively, from the SERP and $18,080 of the above market return from the trust created pursuant to the Trust Agreement in 2009. The above market return from the trust created pursuant to the Trust Agreement is not reflected for years 2007 and 2008.

Pension Benefits Table
The following table provides information related to the SERP for the executive officers as of the year ended December 31, 2009.

Name	Plan name	Number of Years of Credited Service	Present Value of Accumulated Benefits (Accrued 12-31-09)	Payments During Last Fiscal Year
Louis E. Prezeau(1)	SERP	20	$1,401,732	$0
Louis E. Prezeau(2)	Director’s Retirement Plan	20	$ 64,102	$0
Stanley M. Weeks	SERP	15	$ 153,548	$0
Edward R. Wright (1)	SERP	15	$ 413,229	$0
Raul Oseguera	SERP	19	$ 93,914	$0
(1)	Mr. Prezeau and Mr. Wright are currently eligible for normal retirement and early retirement, respectively, under the SERP. See “Executive Compensation--Supplemental Employee Retirement Plan.”
(2)	Mr. Prezeau is currently eligible for normal retirement under the Director’s Retirement Plan. See “Executive Compensation—Director’s Compensation--Director’s Retirement Plan.”

Payments Upon Separation of Service and Change of Control
The following table sets forth the severance amounts and benefits that would be paid to each of the executive officers if employment with the Bank had been terminated on December 31, 2009.  These payments are considered estimates as they contain certain assumptions regarding discount rate, vesting, life expectancy and salary.

Name	SERP Retirement Payment assuming Termination at 12-31-09	Dismissal Without Cause (No Change-in-Control)	Payments Upon a Change-in-Control(4)	Death
Louis E. Prezeau	$1,401,732(1)	$ 0	$1,542,604	$173,921
Stanley M. Weeks	$0(2)	$ 0	$443,344	$99,264
Edward R. Wright	$52,600(3)	$ 0	$504,608	$56,892
Raul Oseguera	$0(2)	$ 0	$428,971	$101,633
(1)	Represents a lump sum payment as a result of normal retirement. Mr. Prezeau’s benefit includes a $64,102 lump sum payment from the Director’s Retirement Plan.
(2)	Not entitled to benefits because such benefits were not vested at December 31, 2009
(3)	Represents annual payout over 15 years as a result of early retirement. For total payout, multiply by 15.
(4)
Payments do not give effect to TARP’s elimination of change-in-control payments.  All executive officers have executed waivers disclaiming rights to payments prohibited by TARP.  All payments represent payments from the SERP.  In addition, Mr. Prezeau’s payment includes $334,887 from the Director’s Retirement Plan.

Non-Qualified Deferred Compensation Table
The following table lists certain information with respect to the Trust Agreement established with respect  Mr. Prezeau.

Name	Executive contributions in 2009 ($)	Registrant contributions in 2009 ($)	Aggregate earnings in 2009 ($)(1)	Aggregate withdrawals/distributions in 2009 ($)	Aggregate balance at 2009 year end ($)(2)
Louis E. Prezeau	$0	$6,694(2)(3)	$29,918	(3)	$279,324
(1)	$18,080 of the earnings in 2009 are reported as compensation in the Summary Compensation Table contained herein.
(2)	Represents reimbursement by us to the trust established by the Trust Agreement of amounts paid for life insurance premiums on Mr. Prezeau’s life.
(3)	The Trust used $18,700 of cash value to pay life insurance premiums, of which the Corporation reimbursed the Trust for $6,694.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table presents information about the beneficial ownership of our common stock at May 1, 2010 by each person who is known by us to beneficially own more than five percent (5%) of the issued and outstanding common stock, each director and each of our executive officers for whom individual information is required to be set forth in this proxy statement under rules of the Securities and Exchange Commission, and by directors and all executive officers as a group.

COMMON STOCK
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Barbara Bell Coleman, Director	1,177		*
Eugene Giscombe, Director c/o City National Bancshares Corporation 900 Broad Street Newark, New Jersey 07102	10,580	(1)	8.06%
Louis E. Prezeau, Director, President and CEO c/o City National Bancshares Corporation 900 Broad Street Newark, New Jersey 07102	23,218	(2)	17.68%
Lemar C. Whigham, Director c/o City National Bancshares Corporation 900 Broad Street Newark, New Jersey 07102	9,624	(3)	7.33%
H. O’Neil Williams, Director	573		*
Raul Oseguera, Senior Vice President	750		*
Stanley M. Weeks, Executive Vice President	408		*
Edward R. Wright, Senior Vice President	5,000		3.81%
Directors and named executive officers as a group (9 persons)	51,540		39.26%
Carolyn M. Whigham, 5% stockholder 580 Dr. Martin Luther King Jr. Blvd., Newark, NJ 07102	8,495		6.47%

(1)      Includes 780 shares held by his wife.
(2)      Includes 2,375 shares held by his sons, 110 shares held by his daughter and 1,402 shares held by his wife.
(3)      Includes 1,064 shares held by his wife.
*        Less than 1%

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Certain members of the Personnel/Director and Management Review Committee or their affiliates, engaged in loan transactions with the Bank during 2009.  All such loans were made in the ordinary course of business on substantially the same terms including interest rates and collateral, as those prevailing at the time for comparable loans with others and did not involve more than the normal risk of collectability or present other unfavorable features. As noted above, Ms. Coleman and Messrs. Giscombe, Whigham, Williams and Prezeau are members of the Personnel/Director and Management Review Committee.  Mr. Prezeau is our President and CEO.

COMPENSATION COMMITTEE REPORT

A discussion of the principles, objectives, components, analyses and determinations of the Personnel/Director and Management Review Committee with respect to executive compensation is included in the Compensation Discussion and Analysis above.  The Compensation Discussion and Analysis also includes discussion with respect to the Committee’s review of officer and employee compensation plans and specifically any features that may encourage employees to take unnecessary and excessive risks.  None of the plans identified is of a nature or magnitude that could reasonably be expected to encourage any employee or executive to take any unnecessary and/or excessive risk.  In fact our supplemental employee retirement plan encourages employees to stay with the Corporation for the long term.  The specific decisions of the Committee regarding the compensation of the named executive officers are reflected in the compensation tables and narrative above that follow the Compensation Discussions and Analysis.

As required by TARP, the Personnel/Director and Management Review Committee certifies that: (a) it has reviewed with our Senior Risk Officer the SEO incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary and excessive risks that could threaten the value of the Corporation and its subsidiaries; (b) it has reviewed with our Senior Risk Officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Corporation and its subsidiaries; and (c) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Corporation and its subsidiaries to enhance the compensation of any employee.

We have reviewed and discussed the Compensation Discussion and Analysis with management and, based upon that review and discussion, we recommend that the section be included in our annual report on Form 10-K for the year ended December 31, 2009 and the 2010 proxy statement.

Eugene Giscombe
Lemar Whigham
Barbara Bell Coleman, Chairperson
H. O’Neil Williams
Louis E. Prezeau

Date:  May 17, 2010

PROPOSAL 2
ADVISORY, NON-BINDING PROPOSAL TO APPROVE
OUR EXECUTIVE COMPENSATION PROGRAMS AND POLICIES

In February 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was enacted and the U.S. Department of Treasury issued final interim rules on June 15, 2009 to implement the ARRA standards. ARRA revised Section 111(e) of the Emergency Economic Stabilization Act to require any recipient of funds in the TARP to permit a separate stockholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Under this legislation, the stockholder vote is not binding on the board of directors of the TARP participant, and may not be construed as overruling any decision by the participant’s board of directors. Therefore, in order to comply with ARRA as a recipient of TARP funds, the Board of Directors of City National Bancshares Corporation is providing stockholders with the opportunity to cast an advisory (non-binding) vote to approve at the Annual Meeting the compensation program and policies of City National Bancshares Corporation.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to vote on our executive pay program through the following resolution:

“Resolved, that the stockholders approve the overall executive pay-for-performance compensation programs and policies employed by City National Bancshares Corporation, as described in this proxy statement, including the tabular disclosure regarding named executive officer compensation in this proxy statement.”

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Personnel/Director and Management Review Committee, which serves as our compensation committee, will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board recommends a vote "FOR" approval of the executive compensation policies and procedures employed by the Personnel/Director and Management Review Committee.

PROPOSAL 3
APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The accounting firm of KPMG LLP served as the independent registered public accountants for the Corporation for the year ended December 31, 2009.  Services provided included the examination of the consolidated financial statements and preparation of the tax returns.

The Board has appointed KPMG LLP as the independent registered public accountants for the Corporation and the Bank for 2010. Stockholder ratification of the appointment is not required under the laws of the State of New Jersey, but the Board has decided to ascertain the position of the stockholders on the appointment.  The Board may reconsider the appointment if it is not ratified.  The affirmative vote of a majority of the shares voted at the meeting is required for ratification.

Representatives of KPMG LLP are expected to be present at the meeting and will be allowed to make a statement if they so desire.  Additionally, they will be available to respond to appropriate questions from stockholders during the meeting.

The Corporation incurred the following fees for services provided by KPMG LLP:

	2009	2008
Audit fees	$290,000	$135,000
Audit-related fees	0	0
Tax fees	88,000	36,550
All other fees	0	0
	$378,000	$171,550

All audit, as well as non-audit, services to be performed by the independent accountants to the Corporation must be pre-approved by the Audit Committee in order to assure that the provision of such services does not impair the auditor’s independence.  During 2009 and 2008, the Audit Committee pre-approved all of the services provided by KPMG LLP.  The Audit Committee has considered the provisions of these services by KPMG LLP and has determined that the services are compatible with maintaining KPMG LLP’s independence.

REPORT OF THE AUDIT COMMITTEE

In connection with the December 31, 2009 financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management; and (2).discussed with the independent public accountants the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vo. 11, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Our independent public accountants also provided to the Audit Committee the written disclosures required by PCAOB Rule 3526, and the Audit Committee discussed with the independent registered public accountants that firm's independence. The Audit Committee has also considered whether the independent auditors' provision of non-audit services to us is compatible with the auditor's independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K filed with the Securities Exchange Committee.

Barbara Bell Coleman
H. O’Neil Williams
Lemar C. Whigham

The Board recommends a vote "FOR" ratification of the selection of KPMG LLP as independent registered public accountants for 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank has made loans to its directors and executive officers and their associates, and assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans.  These loans were made in the ordinary course of business on substantially the same terms including interest rates and collateral, as those prevailing at the time for comparable loans with others and did not involve more than the normal risk of collectability or present other unfavorable features.

The Board, as a whole, reviews related party transactions, but there is no written policy or procedure with respect thereto and such reviews are conducted on a transaction by transaction basis.  Under the Audit Committee charter, the Audit Committee may also review summary of directors' and officers' related party transactions and potential conflicts of interest.

DIRECTOR INDEPENDENCE

The Board has determined that all the directors with the exception of Louis E. Prezeau are “independent” within the meaning of the Nasdaq listing standards, the exchange whose standards we use in determining director independence.  In reviewing the independence of these directors, the Board considered that transactions with the Bank were made in the ordinary course of business, including loans that were made in accordance with Federal Reserve Regulation O.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and any persons owning ten percent or more of our common stock, to file in their personal capacities initial statements of beneficial ownership, statements of changes in beneficial ownership and annual statements of beneficial ownership with the SEC.  Copies of all filed reports are required to be furnished to us pursuant to Section 16(a).  Based solely on the reports received by us and on written representations from reporting persons, we believe that our executive officers and directors, and any persons owning 10% or more of our common stock complied with all Section 16(a) filing requirements during the year ended December 31, 2009.

STOCKHOLDER PROPOSALS

Stockholders who intend to present proposals at the 2011 Annual Meeting of Stockholders must present a written proposal to the Corporation by March 22, 2011 (in accordance with the section titled “Stockholder Communications with Directors” contained elsewhere in this Proxy Statement), for inclusion in our proxy statement.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 19, 2010

This proxy statement and our 2009 Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, will be available at www.cfpproxy.com/5364 on or about July 20, 2010.  Directions to the Annual Meeting may be obtained by calling us at (973) 624-0865.

OTHER MATTERS

Management knows of no other business scheduled for consideration at the meeting.  Should any matter properly come before the meeting or any adjournment thereof, it is intended that proxies will vote in accordance with their best judgment.

By order of the Board of Directors

/s/ Lemar C. Whigham

Lemar C. Whigham
Secretary

July 20, 2010

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY CITY NATIONAL BANCSHARES CORPORATION	For	With- hold	For All Except
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON AUGUST 19, 2010	1. The election of two directors listed (except as marked to the contrary below):	☐	☐	☐

The undersigned hereby appoints Edward R. Wright and Stanley Weeks, and each of them, as the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of CITY NATIONAL BANCSHARES CORPORATION to be held at the Corporation’s headquarters located at 900 Broad Street, Newark, New Jersey on Thursday, August 19, 2010 at 6:00 p.m., and at any adjournments thereof, on all matters coming before such meeting.
Barbara Bell Coleman Lemar C. Whigham INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
		For	Against	Abstain
	2. To consider and vote upon a non-binding advisory proposal to approve our executive compensation programs and procedures.	☐	☐	☐

	3. The ratification of the appointment of KPMG LLP as the Corporation’s independent registered auditors for the fiscal year ending December 31, 2010.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS APPEARING ON THIS CARD. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEMS 1, 2 AND 3. THIS PROXY WILL BE VOTED “FOR” SUCH ITEM. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Receipt herewith of the Company’s Annual Report and notice of meeting and proxy statement dated July 20, 2010 is hereby acknowledged.

Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee, guardian, partner, or corporate officer please give FULL title.

Please be sure to date and sign this proxy card in the box below.	Date
Sign above

Ç Detach above card, sign, date and mail in postage paid envelope provided. Ç

CITY NATIONAL BANCSHARES CORPORATION

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

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PROXY MATERIALS ARE
AVAILABLE ON-LINE AT:

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